Exhibit 99.2
ATHEROS COMMUNICATIONS, INC.
2009 INDUCEMENT GRANT INCENTIVE PLAN
(Adopted by the Board of Directors on December 9, 2009, to be effective as of December 15,2009)

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ATHEROS COMMUNICATIONS, INC.
2009 INDUCEMENT GRANT INCENTIVE PLAN
SECTION 1 Establishment And Purpose.
     The Plan was adopted by the Board of Directors on December [•], 2009 (“Effective Date”). The purpose of the Plan is to provide terms and conditions to govern inducement grants made by the Company under Section 5635(c)(4) of the NASDAQ Stock Market Rules (“Inducement Grants”). Such Inducement Grants are intended to assist the Company and its Subsidiaries in retaining selected individuals to serve as Employees of the Company and its Subsidiaries who are expected to contribute to the Company’s success and to achieve long-term objectives that will benefit the stockholders of the Company through the additional incentives inherent in the Awards granted under the Plan. The Plan seeks to achieve this purpose by providing for Awards in the form of restricted shares, stock units, nonstatutory stock options or stock appreciation rights.
SECTION 2 Definitions.
     (a) “Affiliate”shall mean any entity other than a Subsidiary, if the Company and/or one of more Subsidiaries own not less than 50% of such entity.
     (b) “Award”shall mean any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.
     (c) “Board of Directors”shall mean the Board of Directors of the Company, as constituted from time to time.
     (d) “Change in Control”shall mean the occurrence of any of the following events:
     (i) A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:
     (A) Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or
     (B) Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”); or
     (ii) Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or
     (iii) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or
     (iv) The sale, transfer or other disposition of all or substantially all of the Company’s assets.
     For purposes of subsection (d)(i) above, the term “look-back” date shall mean the later of (1) the Effective Date or (2) the date 24 months prior to the date of the event that may constitute a Change in Control.
     For purposes of subsection (d)(ii)) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.
     Any other provision of this Section 2(d) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the Securities and Exchange Commission for the initial offering of Stock to the public.
     (e) “Code”shall mean the Internal Revenue Code of 1986, as amended.
     (f) “Committee”shall mean the Compensation Committee as designated by the Board of Directors, which is authorized to administer the Plan, as described in Section 3 hereof.
     (g) “Company”shall mean Atheros Communications, Inc.
     (h) “Consultant”shall mean a consultant or advisor who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor or a member of the board of directors of a Parent or a Subsidiary who is not an Employee. Service as a Consultant shall be considered Service for all purposes of the Plan.

     (i) “Employee”shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.
     (j) “Exchange Act”shall mean the Securities Exchange Act of 1934, as amended.
     (k) “Exercise Price”shall mean, in the case of an Option, the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, shall mean an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.
     (l) “Fair Market Value”with respect to a Share, shall mean the market price of one Share of Stock, determined by the Committee as follows:
     (i) If the Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;
     (ii) If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, the Nasdaq Global Market or the Nasdaq Global Select Market) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system; and
     (iii) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.
     In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.
     (m) “Nonstatutory Option” or “NSO”shall mean an employee stock option that is not an employee incentive stock option described in Section 422 of the Code.
     (n) “Offeree”shall mean an individual to whom the Committee has offered the right to acquire Shares under the Plan (other than upon exercise of an Option).
     (o) “Option”shall mean a Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.
     (p) “Optionee”shall mean an individual or estate who holds an Option or SAR.
     (q) “Parent”shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.
     (r) “Participant”shall mean an individual or estate who holds an Award.
     (s) “Plan”shall mean this 2009 Inducement Grant Incentive Plan of Atheros Communications, Inc., as amended from time to time.
     (t) “Purchase Price”shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.
     (u) “Restricted Share”shall mean a Share awarded under the Plan.
     (v) “Restricted Share Agreement”shall mean the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Shares.
     (w) “SAR”shall mean a stock appreciation right granted under the Plan.
     (x) “SAR Agreement”shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.
     (y) “Service”shall mean service as an Employee or Consultant.
     (z) “Share”shall mean one share of Stock, as adjusted in accordance with Section 11 (if applicable).
     (aa) “Stock”shall mean the Common Stock of the Company.
     (bb) “Stock Option Agreement”shall mean the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his Option.
     (cc) “Stock Unit”shall mean a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.
     (dd) “Stock Unit Agreement”shall mean the agreement between the Company and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.
     (ee) “Subsidiary”shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
     (ff) “Total and Permanent Disability”shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of not less than 12 months.

SECTION 3 Administration.
     (a) Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist of two or more directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy (i) such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code. Alternatively, to the extent not inconsistent with applicable law or the rules and regulations of the principal stock exchange on which the Shares are traded, the Committee may consist of “independent directors” (as defined by the rules of the principal stock exchange on which the Shares are traded).
     (b) Committee Procedures. The Board of Directors shall designate one of the members of the Committee as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.
     (c) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:
     (i) To interpret the Plan and to apply its provisions;
     (ii) To adopt, amend or rescind rules, procedures and forms relating to the Plan;
     (iii) To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
     (iv) To determine when Shares are to be awarded or offered for sale and when Options are to be granted under the Plan;
     (v) To select the Offerees and Optionees;
     (vi) To determine the number of Shares to be offered to each Offeree or to be made subject to each Option;
     (vii) To prescribe the terms and conditions of each award or sale of Shares, including (without limitation) the Purchase Price, the vesting of the award (including accelerating the vesting of awards, either at the time of the award or sale or thereafter, without the consent of the Offeree or Optionee) and to specify the provisions of the Restricted Stock Agreement relating to such award or sale;
     (viii) To prescribe the terms and conditions of each Option, including (without limitation) the Exercise Price, the vesting or duration of the Option (including accelerating the vesting of the Option), and to specify the provisions of the Stock Option Agreement relating to such Option;
     (ix) To amend any outstanding Restricted Stock Agreement or Stock Option Agreement, subject to applicable legal restrictions and to the consent of the Offeree or Optionee who entered into such agreement if the Offeree’s or Optionee’s rights or obligations would be adversely affected;
     (x) To prescribe the consideration for the grant of each Option or other right under the Plan and to determine the sufficiency of such consideration;
     (xi) To determine the disposition of each Option or other right under the Plan in the event of an Optionee’s or Offeree’s divorce or dissolution of marriage;
     (xii) To determine whether Options or other rights under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;
     (xiii) To correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Stock Option Agreement or any Restricted Stock Agreement; and
     (xiv) To take any other actions deemed necessary or advisable for the administration of the Plan.
Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards under the Plan. All decisions, interpretations and other actions of the Committee shall be final and binding on all Offerees, all Optionees, and all persons deriving their rights from an Offeree or Optionee. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan, any Option, or any right to acquire Shares under the Plan.
SECTION 4 Eligibility.
     (a) General Rule. Any new Employee shall be eligible to be selected as a Participant. Employees shall be eligible for the grant of Restricted Shares, Stock Units, Options or SARs.
SECTION 5 Stock Subject to Plan.
     (a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The maximum aggregate number of Options, SARs, Stock Units and Restricted Shares awarded under the Plan shall not exceed 358,000 Shares. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 11. The number of Shares that are subject to Options or other rights outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

SECTION 6 Restricted Shares.
     (a) Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.
     (b) Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the Award recipient shall furnish consideration with a value not less than the par value of such Restricted Shares in the form of cash, cash equivalents, or past services rendered to the Company (or a Parent or Subsidiary), as the Committee may determine.
     (c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares of thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.
     (d) Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.
     (e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Stock Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.
SECTION 7 Terms and Conditions of Options.
     (a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.
     (b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 11.

     (c) Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Subject to the foregoing, a Stock Option Agreement may specify that the exercise price of the Option may vary in accordance with a predetermined formula. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.
     (d) Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.
     (e) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.
     (f) Exercise of Options Upon Termination of Service. Each Stock Option Agreement shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Optionee’s estate or any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.
     (g) Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.
     (h) Leaves of Absence. An Employee’s Service shall cease when such Employee ceases to be actively employed by, or a Consultant to, the Company (or any subsidiary) as determined in the sole discretion of the Board of Directors. For purposes of Options, Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. The Company determines which leaves count toward Service, and when Service terminates for all purposes under the Plan.

     (i) No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by his Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section 11.
     (j) Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of the same or a different number of Shares. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, adversely affect his or her rights or obligations under such Option.
     (k) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.
     (l) Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.
SECTION 8 Payment for Shares.
     (a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(g) below.
     (b) Surrender of Stock. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Optionee or his representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.
     (c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Offeree and the sufficiency of the consideration to meet the requirements of Section 6(b).
     (d) Cashless Exercise. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.
     (e) Exercise/Pledge. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.
     (f) Promissory Note. To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note. However, the par value of the Common Shares being purchased under the Plan, if newly issued, shall be paid in cash or cash equivalents.
     (g) Other Forms of Payment. To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.
     (h) Limitations under Applicable Law. Notwithstanding anything herein or in a Stock Option Agreement or Restricted Stock Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.
SECTION 9 Stock Appreciation Rights.
     (a) SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.
     (b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 11.
     (c) Exercise Price. Each SAR Agreement shall specify the Exercise Price. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.
     (d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an Option at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

     (e) Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.
     (f) Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.
     (g) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, may alter or impair his or her rights or obligations under such SAR.
SECTION 10 Stock Units.
     (a) Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical.
     (b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.
     (c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.
     (d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach.

     (e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.
     (f) Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.
     (g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.
SECTION 11 Adjustment of Shares.
     (a) Adjustments. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:
     (i) The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Section 5;
     (ii) The limitations set forth in Section 5(a);
     (iii) The number of Shares covered by each outstanding Option and SAR;
     (iv) The Exercise Price under each outstanding Option and SAR; or
     (v) The number of Stock Units included in any prior Award which has not yet been settled.

     (b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.
     (c) Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Subject to Section 409A of the Code, such agreement shall provide for:
     (i) The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;
     (ii) The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;
     (iii) The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;
     (iv) Full exercisability or vesting and accelerated expiration of the outstanding Awards; or
     (v) Settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.
     (d) Reservation of Rights. Except as provided in this Section 11, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
SECTION 12 Deferral of Awards.
     Subject to compliance with Section 409A of the Code, the Committee (in its sole discretion) may permit or require a Participant to:
     Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;
     Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or
     Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.
     A deferred compensation account established under this Section 12 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 12.
SECTION 13 Reserved.

Reserved.

SECTION 14 Legal and Regulatory Requirements.
     Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable.
SECTION 15 Withholding Taxes.
     (a) General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.
     (b) Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the minimum legally required tax withholding.

SECTION 16 Limitation on Parachute Payments.
     (a) Scope of Limitation. This Section 16 shall apply to an Award only if the independent auditors most recently selected by the Board (the “Auditors”) determine that the after-tax value of such Award to the Optionee or Offeree, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Optionee or Offeree (including the excise tax under section 4999 of the Code), will be greater after the application of this Section 16 than it was before application of this Section 16.
     (b) Basic Rule. In the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 16, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.
     (c) Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount. The Company shall eliminate or reduce the Payments in the order that provides the maximum economic benefit to the Participant (as long as after such elimination or reduction the aggregate present value of the Payments equals the Reduced Amount). For purposes of this Section 16, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Auditors under this Section 16 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.
     (d) Related Corporations. For purposes of this Section 16, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with Section 280G(d)(5) of the Code.
SECTION 17 No Employment Rights.
     No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee or Consultant. The Company and its Subsidiaries reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.
SECTION 18 Termination and Amendments.
     (a) Right to Amend or Terminate the Plan. The Board of Directors may amend or terminate the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the person to whom the Award was granted. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.
     (b) Effect of Amendment or Termination. No Awards shall be issued or sold under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect Awards previously granted under the Plan.
SECTION 19 Execution.
     To record the adoption of this Plan by the Board of Directors on December 9, 2009, to be effective as of December 15, 2009, the Company has caused its authorized officer to execute the same.

ATHEROS COMMUNICATIONS, INC.
By:	/s/ Bruce P. Johnson
	Name:	Bruce P. Johnson
	Title:	Assistant Secretary